NewsLine
September 8, 2023
TO ALL MEMBERS:

BALLOTS TO BE MAILED SOON FOR 2023 DIRECTOR ELECTIONS; OHIO INCUMBENT DIRECTORS DECLARED ELECTED

On October 5, FHLB Cincinnati will distribute director election ballots by email to Fifth District members eligible to vote in the 2023 election. All eligible members will have the opportunity to vote in the election of two Independent Directors. There is no election of Kentucky or Tennessee Member Directors this year.

In the Ohio Member Director election, incumbent directors Robert T. Lameier and Jonathan D. Welty were the only candidates nominated to run for the two open Ohio Member Director seats. As a result, in accordance with FHFA regulations, Messrs. Lameier and Welty are each deemed elected to serve a four-year term beginning January 1, 2024. The FHLB filed today a Form 8-K with the SEC announcing these elections. You can find it here.

Please join us in congratulating Bob and Jon on their re-elections to the board. Mr. Lameier serves as a director of Miami Savings Bank, Miamitown, Ohio, and Mr. Welty is the President of Ohio Capital Finance Corporation, Columbus, Ohio.

We would also like to remind all members to vote in the Independent Director election, which requires candidates to receive a minimum of 20 percent of all eligible votes from the entire FHLB membership in order to be elected. If the Independent Director candidates do not receive the required 20 percent of all eligible votes, a new election will be held. We encourage all members to exercise their right to vote.

Thank you for your participation in the director election and for your support of FHLB Cincinnati.

Andrew S. Howell
President and CEO